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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
7th Level, Inc.:


We consent to incorporation by reference in the Registration Statements (Nos. 333-10335, 333-10339 and 333-10341) on Form S-8 of 7th Level, Inc. of our report dated January 30, 1998, related to the consolidated balance sheets of 7th Level, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedule for each of the years in the three year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of 7th Level, Inc.

Our report dated January 30, 1998 contains an explanatory paragraph that states that the Company has suffered recurring losses since inception and does not currently have sufficient resources to meet its anticipated operating requirements during 1998, which conditions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.


                                         KPMG Peat Marwick LLP


Dallas, Texas
April 14, 1998